Exhibit 99.1

WEYCO GROUP, INC. DECLARES SPECIAL CASH DIVIDEND

Milwaukee, Wisconsin---November 4, 2025---Weyco Group, Inc. (NASDAQ: WEYS) (the “Company”) announced that today its Board of Directors declared a special cash dividend of $2.00 per share.  The Company’s total cash outlay for this special dividend will be approximately $19 million. The dividend will be paid on January 9, 2026, to shareholders of record at the close of business on November 17, 2025.

“We are pleased to announce this return of capital to shareholders,” stated Thomas W. Florsheim, Jr., Chairman and CEO. “Over the past few years, we have built up cash in excess of what we need to fund operations and capital expenditures.  Looking to the future, we anticipate that our strong balance sheet and liquidity will allow us to fund organic growth and pursue future strategic opportunities as they arise.  Therefore, we are returning capital to our shareholders in the form of a special cash dividend alongside our regular quarterly dividend.”

About Weyco Group

Weyco Group, Inc., designs and markets quality and innovative footwear principally for men, but also for women and children, under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, and BOGS. The Company’s products can be found in leading footwear, department, and specialty stores, as well as on e-commerce websites worldwide.  Weyco Group also operates Florsheim stores in the United States, Australia, and South Africa.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause our results to be materially different from the results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the uncertain impacts of U.S. trade and tariff policies – particularly incremental tariffs on goods sourced from China - which remain highly dynamic and unpredictable; the impact of inflation generally and, specifically, increases in our costs for materials, labor and other manufacturing inputs; a slow down or contraction in the overall U.S. or Australian economies; our ability to successfully market and sell our products in a highly competitive industry and in view of changing and unpredictable consumer trends; the effect of unseasonable weather conditions on the demand for certain of our products; our ability to successfully procure our products from independent manufacturers on a timely basis; consumer acceptance of products and other factors affecting retail market conditions, changes in interest rates, the uncertain impact of the wars in Ukraine and Israel and the related economic and other sanctions imposed by the U.S. and European Union; and other factors detailed from time to time in our filings made with the Securities and Exchange Commission, including our annual report on Form 10-K filed on March 14, 2025, which are incorporated herein by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, contact:

Judy Anderson

Vice President, Chief Financial Officer and Secretary

414-908-1833